EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2021 Results

MARIETTA, Pa., April 26, 2021 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the first quarter of 2021.

Highlights for First Quarter of 2021 (all comparisons to first quarter of 2020):

  Net income of $10.5 million, or 35 cents per diluted Class A share, compared to $3.7 million, or 13 cents per diluted Class A share
  Net premiums earned of $187.3 million, virtually unchanged
  Net premiums written1 increased 8.9% to $215.9 million
  Combined ratio of 98.5%, compared to 97.0%
  Net income included after-tax net investment gains of $2.0 million, or 6 cents per diluted Class A share, compared to net investment losses of $8.4 million, or 29 cents per diluted Class A share
  Annualized return on average equity of 8.0%, compared to 3.3%
  Book value per share of $17.29 at March 31, 2021, compared to $15.92

Summary of First Quarter Results

	Three Months Ended March 31,
	2021	2020	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$187,252	$187,253	-0.0%
Investment income, net	7,511	7,376	1.8
Net investment gains (losses)	2,469	(10,695)	NM	[2]
Total revenues	197,970	184,911	7.1
Net income	10,530	3,731	182.2
Non-GAAP operating income[1]	8,579	12,341	-30.5
Annualized return on average equity	8.0%	3.3%	4.7	pts

Per Share Data
Net income – Class A (diluted)	$0.35	$0.13	169.2%
Net income – Class B	0.32	0.12	166.7
Non-GAAP operating income – Class A (diluted)	0.29	0.43	-32.6
Non-GAAP operating income – Class B	0.26	0.40	-35.0
Book value	17.29	15.92	8.6

1The “Definitions of Non-GAAP Financial Measures” section of this release defines data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles such data to GAAP measures.

2Not meaningful.

Management Commentary

Overview

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “Donegal Group achieved solid first quarter results despite elevated fire losses that primarily impacted the loss ratio for our commercial multi-peril line of business. We achieved significant increases in net income, earnings per share and annualized return on average equity, which included a mark-to-market shift from a substantial net investment loss for the prior-year quarter to a net investment gain on equity securities we held at March 31, 2021. We continued to execute our strategy of promoting our strong regional market presence, and we remain focused on bottom-line performance.”

Mr. Burke continued, “Donegal Group achieved net premiums written growth of 8.9% during the first quarter of 2021, with 18.7% growth in our commercial lines business segment, compared to the prior-year quarter. We began to include commercial premiums from four Southwestern states in our consolidated revenues for 2021. As we announced previously, Atlantic States Insurance Company, our insurance subsidiary, began to receive an 80% allocation of the underwriting results of the Mountain States Insurance Group, which became part of the Donegal Insurance Group through a Donegal Mutual Insurance Company acquisition in 2017. In addition, we benefitted from a combination of commercial market share gains as well as renewal premium increases due to a favorable rate environment. We have continued to emphasize profitability over growth in our personal lines segment, but we look forward to launching new personal lines products beginning in the second half of 2021 that we believe will provide us increased opportunities to obtain profitable new business in that segment.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., commented on the first quarter results, “Our insurance subsidiaries achieved a combined ratio of 98.5% for the first quarter of 2021, reflecting a 1.5 percentage point increase over the combined ratio for the prior-year quarter. While below-average weather-related losses were comparable to the prior period, higher-than-normal large fire losses adversely impacted our commercial multi-peril results. We attribute the increase in commercial fires primarily to additional stress placed on heating and electrical systems during cold weather conditions during the quarter. We were pleased that our insurance subsidiaries experienced favorable prior-year loss reserve development in all lines of business for the first quarter of 2021. The expense ratio was slightly elevated due primarily to commercial lines growth incentives and anticipated underwriting-based incentives for our agents. Our expense ratio also reflected the amortization of certain costs related to various technology enhancements, including the replacement of our remaining legacy systems, that will support additional growth opportunities and enhance our ability to make advancements in underwriting, data analytics and operational capabilities over the next few years.”

Mr. Burke concluded, “Donegal Group remains committed to expanding market share within our regional markets, adhering to sound underwriting discipline and working closely with our independent agents to deliver best-in-class customer service. We believe that this strategy will help us to enhance our profitability and grow our book value over time. Our net income, partially offset by unrealized losses within our available-for-sale fixed-maturity portfolio due to an increase in market interest rates during the first quarter of 2021, contributed to an increase in our book value to $17.29 at March 31, 2021, compared to $17.13 at December 31, 2020.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2021	2020	% Change

	(dollars in thousands)

Net Premiums Earned
Commercial lines	$109,226	$101,775	7.3%
Personal lines	78,026	85,478	-8.7
Total net premiums earned	$187,252	$187,253	-0.0%

Net Premiums Written
Commercial lines:
Automobile	$47,239	$38,393	23.0%
Workers' compensation	34,941	34,169	2.3
Commercial multi-peril	51,803	40,427	28.1
Other	10,451	8,710	20.0
Total commercial lines	144,434	121,699	18.7
Personal lines:
Automobile	43,007	47,768	-10.0
Homeowners	22,688	23,777	-4.6
Other	5,733	4,993	14.8
Total personal lines	71,428	76,538	-6.7
Total net premiums written	$215,862	$198,237	8.9%

Net Premiums Written

The 8.9% increase in net premiums written for the first quarter of 2021 compared to the first quarter of 2020, as shown in the table above, represents 18.7% growth in commercial lines net premiums written, partially offset by a 6.7% decline in personal lines net premiums written. The $17.6 million increase in net premiums written for the first quarter of 2021 compared to the first quarter of 2020 included:

  Commercial Lines: $22.7 million increase that we attribute primarily to the inclusion of $13.4 million of business Donegal Mutual and its subsidiaries wrote in four Southwestern states in the pooling agreement with Atlantic States Insurance Company (our largest insurance subsidiary) effective January 1, 2021, new commercial accounts our insurance subsidiaries wrote throughout their operating regions and a continuation of renewal premium increases.
  Personal Lines: $5.1 million decline that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months ended March 31, 2021 and 2020:

	Three Months Ended
	March 31,
	2021	2020

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	60.0%	58.9%
Loss ratio (weather-related)	3.7	3.7
Expense ratio	34.1	33.4
Dividend ratio	0.7	1.0
Combined ratio	98.5%	97.0%

Statutory Combined Ratios
Commercial lines:
Automobile	102.3%	117.4%
Workers' compensation	95.4	90.1
Commercial multi-peril	107.7	89.1
Other	60.1	64.2
Total commercial lines	99.3	96.0
Personal lines:
Automobile	93.4	100.0
Homeowners	94.7	90.7
Other	76.9	66.5
Total personal lines	92.6	94.7
Total lines	96.5%	95.4%

Loss Ratio

For the first quarter of 2021, the loss ratio increased to 63.7%, compared to 62.6% for the first quarter of 2020. Weather-related losses of $6.8 million for the first quarter of 2021 were comparable to $6.9 million for the first quarter of 2020, or 3.7 percentage points of the loss ratio for both quarterly periods. Weather-related loss activity for the first quarter of 2021 was lower than our previous five-year average of $10.3 million for first-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the first quarter of 2021 were $10.3 million, or 5.5 percentage points of the loss ratio. That amount was higher than the large fire losses of $6.3 million, or 3.4 percentage points of the loss ratio, for the first quarter of 2020. Commercial property fires accounted for the increase compared to the prior-year quarter.

Net development of reserves for losses incurred in prior accident years of $8.2 million decreased the loss ratio for the first quarter of 2021 by 4.4 percentage points, compared to $4.3 million that decreased the loss ratio for the first quarter of 2020 by 2.3 percentage points. Our insurance subsidiaries experienced modest favorable development in all lines of business in the first quarter of 2021.

Expense Ratio

The expense ratio was 34.1% for the first quarter of 2021, compared to 33.4% for the first quarter of 2020. The increase in the expense ratio reflected higher agency growth incentive and underwriting-based incentive costs for the first quarter of 2021 compared to the prior-year quarter.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 92.5% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2021.

	March 31, 2021		December 31, 2020
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$98,168	8.2%	$125,250	10.3%
Obligations of states and political subdivisions	401,493	33.4	381,284	31.2
Corporate securities	383,201	31.9	385,978	31.6
Mortgage-backed securities	228,278	19.0	249,233	20.4
Total fixed maturities	1,111,140	92.5	1,141,745	93.5
Equity securities, at fair value	68,640	5.7	58,556	4.8
Short-term investments, at cost	21,098	1.8	20,900	1.7
Total investments	$1,200,878	100.0%	$1,221,201	100.0%

Average investment yield	2.5%		2.5%
Average tax-equivalent investment yield	2.6%		2.7%
Average fixed-maturity duration (years)	4.8		4.2

Total fixed-maturity investments at March 31, 2021 decreased by $30.6 million from the year-end 2020 balance, primarily reflecting the March 2021 repayment of $50.0 million in contingent liquidity funding that Atlantic States Insurance Company, our largest insurance subsidiary, had obtained from the Federal Home Loan Bank of Pittsburgh in March 2020 for added security in light of uncertainty surrounding the economic impact of the COVID-19 pandemic.

Net investment income of $7.5 million for the first quarter of 2021 increased 1.8% compared to $7.4 million for the first quarter of 2020. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year first quarter.

Net investment gains of $2.5 million for the first quarter of 2021 were primarily related to unrealized gains in the fair value of equity securities held at March 31, 2021. Net investment losses of $10.7 million for the first quarter of 2020 were primarily related to unrealized losses in the fair value of equity securities held at March 31, 2020.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended March 31,
	2021	2020	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$187,252	$187,253	-0.0%
Change in net unearned premiums	28,610	10,984	160.5
Net premiums written	$215,862	$198,237	8.9%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended March 31,
	2021	2020	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$10,530	$3,731	182.2%
Investment (gains) losses (after tax)	(1,951)	8,449	NM
Other, net	-	161	-100.0
Non-GAAP operating income	$8,579	$12,341	-30.5%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.35	$0.13	169.2%
Investment (gains) losses (after tax)	(0.06)	0.29	NM
Other, net	-	0.01	-100.0
Non-GAAP operating income – Class A	$0.29	$0.43	-32.6%

Net income – Class B	$0.32	$0.12	166.7%
Investment (gains) losses (after tax)	(0.06)	0.27	NM
Other, net	-	0.01	-100.0
Non-GAAP operating income – Class B	$0.26	$0.40	-35.0%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On April 15, 2021, we declared a regular quarterly cash dividend of $0.16 per share for our Class A common stock and $0.1425 per share for our Class B common stock, which is payable on May 17, 2021 to stockholders of record as of the close of business on May 3, 2021.

Conference Call and Webcast

We will hold a conference call and webcast on Tuesday, April 27, 2021, beginning at 11:00 A.M. Eastern Time. You may listen to the webcast of this conference call by accessing the webcast link on our website at http://investors.donegalgroup.com. A supplemental investor presentation and a replay of the conference call will also be available via our website.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to attract new business, retain existing business and collect balances due to us as a result of the prolonged economic challenges resulting from the COVID-19 pandemic, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, the availability and cost of labor and materials, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage and exclusions, changes in regulatory requirements and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Adam Prior, Senior Vice President, The Equity Group Inc.

Phone: (212) 836-9606
E-mail: aprior@equityny.com

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2021	2020

Net premiums earned	$187,252	$187,253
Investment income, net of expenses	7,511	7,376
Net investment gains (losses)	2,469	(10,695)
Lease income	107	109
Installment payment fees	631	868
Total revenues	197,970	184,911

Net losses and loss expenses	119,220	117,247
Amortization of deferred acquisition costs	30,179	29,937
Other underwriting expenses	33,782	32,598
Policyholder dividends	1,294	1,842
Interest	312	224
Other expenses, net	432	560
Total expenses	185,219	182,408

Income before income tax expense (benefit)	12,751	2,503
Income tax expense (benefit)	2,221	(1,228)

Net income	$10,530	$3,731

Earnings per common share:
Class A - basic and diluted	$0.35	$0.13
Class B - basic and diluted	$0.32	$0.12

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	24,768,060	23,260,386
Class A - diluted	24,896,388	23,448,022
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$215,862	$198,237

Book value per common share
at end of period	$17.29	$15.92

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2021	2020
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$613,485	$586,609
Available for sale, at fair value	497,655	555,136
Equity securities, at fair value	68,640	58,556
Short-term investments, at cost	21,098	20,900
Total investments	1,200,878	1,221,201
Cash	102,392	103,094
Premiums receivable	181,608	169,596
Reinsurance receivable	426,340	408,909
Deferred policy acquisition costs	64,531	59,157
Prepaid reinsurance premiums	181,100	169,418
Other assets	28,372	29,145
Total assets	$2,185,221	$2,160,520

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$996,979	$962,007
Unearned premiums	577,481	537,190
Accrued expenses	23,563	29,115
Borrowings under lines of credit	35,000	85,000
Subordinated debentures	5,000	5,000
Other liabilities	17,963	24,434
Total liabilities	1,655,986	1,642,746
Stockholders' equity:
Class A common stock	280	277
Class B common stock	56	56
Additional paid-in capital	294,398	289,150
Accumulated other comprehensive income	6,923	11,131
Retained earnings	268,804	258,386
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	529,235	517,774
Total liabilities and stockholders' equity	$2,185,221	$2,160,520